AMENDMENT AGREEMENT


     THIS AMENDMENT AGREEMENT is hereby entered into effective this 30th day of April, 2002 by and among NetWolves Corporation, NetWolves Acquisitions, Inc., Norstan Network Services, Inc. and Norstan, Inc.

                              W I T N E S S E T H:


     WHEREAS, the aforementioned parties have entered into that certain Stock Purchase Agreement, dated as of January 30, 2002 (the "Purchase Agreement");

     WHEREAS, Section 2.3(e) of the Purchase Agreement states that either party may terminate the Agreement without liability to the other in the event that the Closing does not occur on or before the 90th day following the parties execution and delivery of the Purchase Agreement (the "Termination Date"); and

     WHEREAS, the parties desire to extend the Termination Date to the 121st day following the parties execution and delivery of the Purchase Agreement.

     NOW, THEREFORE,  in consideration of the foregoing,  and for other good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the parties agree as follows:

                               A G R E E M E N T:

     1. Amendment of Purchase Agreement. Each of Sections 2.1 and 2.3(e) of the Purchase Agreement are hereby amended such that the language "ninetieth (90th)" is deleted and replaced with the language "one hundred fifty-first (151st)."

     2. Continued Effectiveness of Purchase Agreement. Except as amended hereby, the Purchase Agreement remains in full force and effect without modification, amendment or alteration and is binding upon and enforceable by and against the parties thereto.

     3. Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to principles of conflicts of laws contained therein.

     4. Counterparts. This Amendment Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which, when taken together, shall be deemed one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement as an instrument under seal as of the date first above written.

                                        NETWOLVES CORPORATION

                                        By:   /s/ Peter C. Castle
                                        Name:     Peter C. Castle
                                        Title:    Chief Financial Officer

                                        NETWOLVES ACQUISITIONS, INC.

                                        By:  /s/ Peter C. Castle
                                        Name:    Peter C. Castle
                                        Title:   Secretary

                                        NORSTAN, INC.

                                        By: /s/ James C. Granger
                                        Name:   James C. Granger
                                        Title:  President and Chief
                                                Executive Officer

                                        NORSTAN NETWORK SERVICES, INC.
                                        By:/s/  James C. Granger
                                        Name:   James C. Granger
                                        Title:  President and Chief
                                                Executive Officer

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